Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Virax Biolabs Group Limited

We consent to the incorporation by reference in the Form F-3 Registration Statement of Virax Biolabs Group Limited (“the Company”) of our report dated July 2, 2025 with respect to our audit of the consolidated statement of financial position as of March 31, 2025 and 2024, and consolidated statements of loss and other comprehensive loss, changes in stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2025, appearing in the Annual Report on Form 20-F of the Company for the year ended March 31, 2025.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Reliant CPA PC

Reliant CPA PC

Certified Public Accountants

Newport Beach, CA

December 18, 2025